Exhibit 99.1

NEWS RELEASE

Callisto Pharmaceuticals CEO Releases Letter to Shareholders Describing Recent Accomplishments

NEW YORK, Jan. 4, 2007 /PRNewswire-FirstCall/ — Callisto Pharmaceuticals, Inc. (Amex: KAL - News; FWB: CA4), a developer of new drug treatments in the fight against cancer and other major health threats, today released a letter to shareholders from CEO Gary S. Jacob.  In the letter, Dr. Jacob summarizes the Company’s recent accomplishments during the last few months of 2006 and cites key goals for Callisto’s drug development programs.

January 3, 2007

CEO Letter to Shareholders

Dear Shareholders:

These past few months have been very eventful ones for Callisto Pharmaceuticals, and I want to draw your attention to some key Company milestones announced in recent press releases that you may not have seen.

A notable advancement was the announcement of the start of a Phase II clinical trial of Atiprimod in advanced carcinoid cancer patients.  These patients have very little in clinical development that offer them any real hope, and based on earlier clinical data in advanced cancer patients, we are vigorously pursuing Atiprimod’s potential for this late-stage cancer.  You will also note from a recent press release that we recently received orphan drug designation for Atiprimod to treat carcinoid cancer.

We also recently received a very favorable research update from an analyst at First Berlin, an independent equity research company located in Berlin, Germany.

On the financing front, we recently closed on a $5.75 million private placement that is continuing to provide funding to drive our ongoing clinical development activities.

In summary, Calllisto continues to move forward with development of our two clinical drugs, Atiprimod and L-Annamycin.  For 2007, the key clinical activities for the company will be: 1) advancing the Atiprimod Phase II trial in advanced carcinoid patients, 2) advancing the clinical trial of L-Annamycin in adult acute lymphocytic leukemia patients, and 3) opening and advancing a clinical trial of L-Annamcyin in pediatric acute leukemia patients.

I look forward to providing you with further updates on our drug development activities in the coming months, as we enter into what looks to be an exciting year for Callisto.

Very truly yours,

Gary S. Jacob, Ph.D.

Chief Executive Officer

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About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and other serious afflictions. Callisto’s drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs in pre-clinical development for other significant health care markets, including ulcerative colitis. One of the Company’s lead drug candidates, Atiprimod, is in development to treat advanced carcinoid cancer, a neuroendocrine tumor, and relapsed multiple myeloma, a blood cancer. Atiprimod is presently in a Phase II clinical trial in advanced carcinoid cancer patients, and in Phase I/IIa human clinical trials in relapsed or refractory multiple myeloma patients, and advanced cancer patients, respectively. Another anti-cancer drug, L-Annamycin, is being developed as a treatment for forms of relapsed or refractory acute leukemia, a currently incurable blood cancer. Callisto initiated a clinical trial of L-Annamycin in adult relapsed or refractory acute lymphocytic leukemia patients in 4Q 2005. L-Annamycin, a new compound from the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including activity against resistant diseases and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Callisto also has drugs in preclinical development for gastro-intestinal inflammation, and cancer. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4. More information is available at http://www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K/A for the year ended December 31, 2005, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.

CONTACT: Dan D’Agostino of Callisto Pharmaceuticals, Inc.,
+1-212-297-0010, ext. 227, dagostino@callistopharma.com

Web site: http://www.callistopharma.com/